PROMISSORY NOTE

$254,570 April 30, 2002

FOR VALUE RECEIVED, ONLINE CONSORTIUM CORP. DOES HEREBY PROMISE TO PAY, ON DEMAND, to the order of BRETT HOLDINGS LTD., at the Royal Bank of Canada, Main Branch, 1055 West Georgia Street, Vancouver, British Columbia, V6E 3S5, the sum of TWO HUNDRED AND FIFTY-FOUR THOUSAND, FIVE HUNDRED AND SEVENTY DOLLARS ($254,570) with interest from the date of advance, at that rate which is equal to the Royal Bank of Canada (the "Bank") Prime Rate plus 2% per annum both before and after demand and until actual payment.

"Prime Rate" means the annual rate of interest established from time to time by the Bank as the reference rate it will use to determine rates of interest charged by it for Canadian dollar commercial loans to customers in Canada and designated by the Bank as its "Prime Rate".

Online Consortium Corp. does hereby waive presentment for payment, notice of protest and notice of non-payment.

IN WITNESS WHEREOF the undersigned has caused its duly authorized signatory to execute and deliver the Promissory Note to Brett Holdings Ltd. as of the day and year first above written.

ONLINE CONSORTIUM CORP.

"D. Grant Macdonald"______________

D. Grant Macdonald, President

"Shirley Kancs"____________________

Shirley Kancs, Secretary